Exhibit 23.7

CONSENT OF HONG CHEUK FOSTER, YIM

ChainOn Group Limited (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”), registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in the Registration Statement as a Director appointee.

Dated: October 31, 2025

/s/ Hong Cheuk Foster, YIM
Hong Cheuk Foster, YIM